EXHIBIT 10.7

INDEPENDENT CONTRACTOR AGREEMENT

Amendment to Independent Contractor Agreement

1.

This amendment (the "Amendment") dated December 31, 2014, is made by Aquarius Holdings LLC and Don Grede parties to the agreement dated September 1, 2014 (the "Agreement").

2.

The agreement is amended as follows:

Section four has been replaced in its entirety by the following:

Compensation.  As compensation for the services rendered pursuant to this Agreement, the Company shall issue to Contractor shares of common stock in the Issuing Company (the “Shares”) as described below.  The Shares shall be issued within a reasonable time after earned, and the Shares may be subject to certain restrictions, some of which are contained herein, and some of which shall be set forth in the documents annexed thereto at the time of the issuance.

a.

Cash. As compensation for the services rendered pursuant to this Agreement, the Company shall pay the Contractor the sum of Eighty Thousand Five Hundred ($80,500.00) Dollars payable as follows:

i.

9/1/14 – 11/30/14: $9,000 per month, in arrears.

ii.

12/1/14 – 3/31/15: $4,000 per month, in arrears

iii.

4/1/15 – 8/31/15: $7,500 per month, in arrears

iv.

In the event the Company cannot pay in arrears, contractor can settle out in shares or a note. Terms to be negotiated between Company and Contractor.

v.

Contractor shall submit a monthly invoice to accounting@aquariuscannabis.com within five business days of the end of the month, payable Net 10 days from date of invoice receipt.

b.

Shares. Company agrees to issue to Contractor Two Hundred and Eighty Seven Thousand Five Hundred (287,500) Shares, which Shares shall be issued within a reasonable time after conclusion of the Services performed hereunder, and which Shares may be subject to certain restrictions, some of which are contained herein, and some of which shall be set forth in the documents annexed thereto at the time of the issuance.

i.

It is currently anticipated that the Shares will be issued on a quarterly basis on the first day following the previous fiscal quarter end, beginning January 1, 2015 as follows:

1.

75,000 Shares will be issued on January 1, 2015 for Services rendered during the period September 1, 2014, through December 31, 2014.

2.

112,500 Shares will be issued on April 1, 2015 for Services rendered during the period January 1, 2015, through March 31, 2015.

3.

60,000 Shares will be issued on July 1, 2015 for Services rendered during the period April 1, 2015, through June 30, 2015.

4.

40,000 Shares will be issued on October 1, 2015 for Services rendered

INDEPENDENT CONTRACTOR AGREEMENT

during the period July 1, 2015, through August 31, 2015.

ii.

Upon issuance to the Contractor, the Shares will have a per Share cost basis based on the previous trading day’s closing market price of the Shares (if listed on a nationally recognized stock exchange) otherwise, as reasonably determined by the Managers of the Company.

c.

Commissions - Cash.

i.

Perpetual 10% cash commission on “Residual Net Revenue” (to be defined later) applicable to all new revenue generating contracts whereby Contractor coordinates all parties (including operator and financier) necessary to close the Contract.

ii.

Perpetual 0% to 10% (amount to be agreed upon later) cash commission on “Residual Net Revenue” (to be defined later) applicable to all new revenue generating contracts whereby Contractor coordinates some parties necessary to close the Contract.

iii.

Perpetual or term-based cash commissions (amounts and terms to be defined later) if Contractor creates and/ or maintains accounts with dispensaries to carry or that carry Aquarius products.

1.

Commissions are to be paid within 30 days after the month in which the information becomes available to compute the commission.

2.

The parties can substitute a mutually agreed upon lump-sum amount in lieu of the perpetual commissions if agreed to in writing.

3.

Cash commissions owed can be settled in Company stock, if agreed upon in writing by the parties.

iv.

Perpetual, term-based, or one time cash commissions for any deals that generate new business contracts for Aquarius but are not covered by an explicit commission structure will be determined in writing by Company and Contractor.

d.

Commissions- Shares

i.

A one-time share commission of 5% of the shares issued to an investor for direct investment in the Company when the investor was found and closed by Contractor.

ii.

Perpetual, term-based, or one time share commissions for any deals that generate new business contracts for Aquarius but are not covered by an explicit commission structure will be determined in writing by Company and Contractor.

INDEPENDENT CONTRACTOR AGREEMENT

e.

Commission Agreements. Company and Contractor agree to enter into one or more Commission Agreements specifying the commission amounts and terms of the commissions upon closing the Contracts and transactions in Section 4.c. and 4.d. above.

Section twelve has been replaced in its entirety by the following:

Termination. The Company may terminate this Agreement at any time by 30 working days’ written notice to the Contractor. In addition, if the Contractor is convicted of any crime or offense, fails or refuses to comply with the written policies or reasonable directive of the Company, is guilty of serious misconduct in connection with performance hereunder, or materially breaches provisions of this Agreement, the Company at any time may terminate the engagement of the Contractor immediately and without prior written notice to the Contractor.

Contractor acknowledges there is a reason for concern that Company may not have the cash to cover billed services. In the event of non payment, the Contractor may terminate this agreement immediately.

3.

Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is conflict between this amendment and the Agreement or any earlier amendment, the terms of this amendment will prevail.

Aquarius Holdings LLC	Contractor: Don Grede

By:	By:
Davis Lawyer		Don Grede
Its: Manager

INDEPENDENT CONTRACTOR AGREEMENT